EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2004 accompanying the consolidated financial statements of Teknowledge Corporation and subsidiary (the “Company”) for the year ended December 31, 2003 included in this Annual Report on Form 10–KSB. We hereby consent to the incorporation by reference of said report in the Company’s previously filed Registration Statements on Form S–8 (File Nos. 33–27291 effective March 3, 1989, 33–77874 effective April 18, 1994, 33–78984 effective September 19, 1995, 33–82720 effective August 11, 1994, 333–00261 effective January 18, 1996, 333–67623 effective November 20, 1998, 333–44334 effective August 23, 2000 and 333–100196 effective September 30, 2002).

/s/Grant Thornton LLP
      Grant Thornton LLP

San Jose, California
April 13, 2005